Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Directors
MB Bancorp, Inc.
We consent to the incorporation by reference in the Registration Statement (No. 333-212357) on Form S-8 of MB Bancorp, Inc. of our report dated March 29, 2016, with respect to the consolidated 2015 financial statements of MB Bancorp, Inc. which report appears in MB Bancorp, Inc.’s 2016 Annual Report on Form 10-K.
/s/ Stegman & Company
Baltimore, Maryland
March 30, 2017